CUSTODY AGREEMENT

BETWEEN

THE HUNTINGTON NATIONAL BANK

AND

LCM LANDMARK SERIES TRUST

XI. K. Counterparts.	10
XI. L. Headings.	10
APPENDIX A
APPENDIX B
APPENDIX C
APPENDIX D
APPENDIX E

CUSTODY AGREEMENT

This agreement (the "Agreement") is entered into as of the 19th day of November 2007, by and between LCM Landmark Series Trust, a Delaware business trust (the "Trust") and The Huntington National Bank, (the "Custodian"), a national banking association having its principal office at 41 South High Street, Columbus, Ohio 43215.

WHEREAS, the Trust and the Custodian desire to enter into this Agreement to provide for the custody and safekeeping of the assets of the Trust as required by the Act (as hereafter defined).

THEREFORE, in consideration of the mutual promises hereinafter set forth, the Trust and the Custodian agree as follows:

Definitions

The following words and phrases, when used in this Agreement, unless the context otherwise requires, shall have the following meanings:

Act - the Investment Company Act of 1940, as amended.
1934 Act - the Securities and Exchange Act of 1934, as amended.

Authorized Person - any person, whether or not any such person is an officer or employee of the Trust, who is duly authorized by the Board of Trustees of the Trust to give Oral Instructions and Written Instructions on behalf of the Trust or any Fund, and named in Appendix A attached hereto and as amended from time to time by resolution of the Board of Trustees, certified by an Officer, and received by the Custodian.

Board of Trustees - the Trustees from time to time serving under the Trust's Agreement and Declaration of Trust, as from time to time amended.

Book-Entry System - a federal book-entry system as provided in Subpart O of Treasury Circular No. 300, 31 CFR 306, in Subpart B of 31 CFT Part 350, or in such book-entry regulations of federal agencies as are substantially in the form of Subpart O.

Business Day - any day recognized as a settlement day by The New York Stock Exchange, Inc. and any other day for which the Trust computes the net asset value of Shares of any fund.

Depository - The Depository Trust Company ("DTC"), a limited purpose trust company, its successor(s) and its nominee(s). Depository shall include any other clearing agency registered with the SEC under Section 17A of the 1934 Act which acts as a system for the central handling of Securities where all Securities of any particular class or series of an issuer deposited within the system are treated as fungible and may be transferred or pledged by bookkeeping entry without physical delivery of the Securities provided that the Custodian shall have received a copy of a resolution of the Board of Trustees, certified by an Officer, specifically approving the use of such clearing agency as a depository for the Funds.

Dividend and Transfer Agent - the dividend and transfer agent appointed, from time to time, pursuant to a written agreement between the dividend and transfer agent and the Trust.

Foreign Securities - a) securities issued and sold primarily outside of the United States by a foreign government, a national of any foreign country, or a trust or other organization incorporated or organized under the laws of any foreign country or; b) securities issued or guaranteed by the government of the United States, by any state, by any political subdivision or agency thereof, or by any entity organized under the laws of the United States or of any state thereof, which have been issued and sold primarily outside of the United States.

Fund - each series of the Trust listed in Appendix B and any additional series added pursuant to Proper Instructions. A series is individually referred to as a "Fund" and collectively referred to as the "Funds."

Money Market Security - debt obligations issued or guaranteed as to principal and/or interest by the government of the United States or agencies or instrumentalities thereof, commercial paper, obligations (including certificates of deposit, bankers' acceptances, repurchase agreements and reverse repurchase agreements with respect to the same), and time deposits of domestic banks and thrift institutions whose deposits are insured by the Federal Deposit Insurance Corporation, and short-term corporate obligations where the purchase and sale of such securities normally require settlement in federal funds or their equivalent on the same day as such purchase and sale, all of which mature in not more than thirteen (13) months.

FINRA - the Financial Industry Regulatory Authority

Officer - the Chairman, President, Secretary, Treasurer, any Vice President, Assistant Secretary or Assistant Treasurer of the Trust.

Oral Instructions - instructions orally transmitted to and received by the Custodian from an Authorized Person (or from a person that the Custodian reasonably believes in good faith to be an Authorized Person) and confirmed by Written Instructions in such a manner that such Written Instructions are received by the Custodian on the Business Day immediately following receipt of such Oral Instructions.

Proper Instructions - Oral Instructions or Written Instructions. Proper Instructions may be continuing Written Instructions when deemed appropriate by both parties.

Prospectus – With respect to each Fund, the Fund’s then currently effective prospectus and Statement of Additional Information, as filed with and declared effective from time to time by the Securities and Exchange Commission.

Security or Securities - Money Market Securities, common stock, preferred stock, options, financial futures, bonds, notes, debentures, corporate debt securities, mortgages, bank certificates of deposit, bankers' acceptances, mortgage-backed securities or other obligations and any certificates, receipts, warrants, or other instruments or documents representing rights to receive, purchase, or subscribe for the same or evidencing or representing any other rights or interest therein, or any similar property or assets, including securities of any registered investment company, that the Custodian has the facilities to clear and to service.

SEC - the Securities and Exchange Commission of the United States of America.
Shares - with respect to a Fund, the units of beneficial interest issued by the Trust on account of such Fund.

Trust - the business trust organized under the laws of Ohio which is an open-end management investment company registered under the Act.

Written Instructions - communications in writing actually received by the Custodian from an Authorized Person. A communication in writing includes a communication by facsimile, telex or between electro-mechanical or electronic devices (where the use of such devices have been approved by resolution of the Board of Trustees and the resolution is certified by an Officer and delivered to the Custodian). All written communications shall be directed to the Custodian, attention: Institutional Trust Custody Group.

ARTICLE II

Appointment; Acceptance; and Furnishing of Documents

II. A.       Appointment of Custodian. The Trust hereby constitutes and appoints the Custodian as custodian of all Securities and cash owned by each Fund at any time during the term of this Agreement.

II. B.       Acceptance of Custodian. The Custodian hereby accepts appointment as such custodian and agrees to perform the duties thereof as hereinafter set forth.

II. C.       Documents to be Furnished. The following documents, including any amendments thereto, will be provided contemporaneously with the execution of the Agreement, to the Custodian by the Trust:

1.)	A copy of the Declaration of Trust of the Trust certified by the Secretary.
2.)	A copy of the By-Laws of the Trust certified by the Secretary.
3.)	A copy of the resolution of the Board of Trustees of the Trust appointing the Custodian, certified by the Secretary.
4.)	A copy of the then current Prospectuses.
5.)	A Certificate of the President and Secretary of the Trust setting forth the names and signatures of all Authorized Persons.

                 II. D.       Notice of Appointment of Dividend and Transfer Agent. The Trust agrees to notify the Custodian in writing of the appointment, termination or change in appointment of any Dividend and Transfer Agent.

ARTICLE III

Receipt of Trust Assets

III. A.     Delivery of Moneys. During the term of this Agreement, the Trust will deliver or cause to be delivered to the Custodian all moneys to be held by the Custodian for the account of any Fund. The Custodian shall be entitled to reverse any deposits made on any Fund's behalf where such deposits have been entered and moneys are not finally collected within 20 days of the making of such entry.

III. B.      Delivery of Securities. During the term of this Agreement, the Trust will deliver or cause to be delivered to the Custodian all Securities to be held by the Custodian for the account of any Fund. The Custodian will not have any duties or responsibilities with respect to such Securities until actually received by the Custodian. The Custodian is hereby authorized by the Trust, acting on behalf of a Fund, to actually deposit any assets of the Fund in the Book-Entry System or in a Depository, provided, however, that the Custodian shall always be accountable to the Trust for the assets of the Fund so deposited. Assets deposited in the Book-Entry System or the Depository will be represented in accounts which include only assets held by the Custodian for customers, including but not limited to accounts in which the Custodian acts in a fiduciary or representative capacity.

III. C.      Payments for Shares. As and when received, the Custodian shall deposit to the account(s) of a Fund any and all payments for Shares of that Fund issued or sold from time to time as they are received from the Trust's distributor or Dividend and Transfer Agent or from the Trust itself.

III. D.      Duties Upon Receipt. The Custodian shall not be responsible for any Securities, moneys or other assets of any Fund until actually received.

ARTICLE IV

Disbursement of Trust Assets

IV. A. Declaration of Dividends by Trust. The Trust shall furnish to the Custodian a copy of the resolution of the Board of Trustees of the Trust, certified by the Trust's Secretary, either (i) setting forth the date of the declaration of any dividend or distribution in respect of Shares of any Fund of the Trust, the date of payment thereof, the record date as of which the Fund shareholders entitled to payment shall be determined, the amount payable per share to Fund shareholders of record as of that date, and the total amount to be paid by the Dividend and Transfer Agent on the payment date, or (ii) authorizing the declaration of dividends and distributions in respect of Shares of a Fund on a daily basis and authorizing the Custodian to rely on Written Instructions setting forth the date of the declaration of any such dividend or distribution, the date of payment thereof, the record date as of which the Fund shareholders entitled to payment shall be determined, the amount payable per share to Fund shareholders of record as of that date, and the total amount to be paid by the Dividend and Transfer Agent on the payment date.

On the payment date specified in the resolution or Written Instructions described above, the Custodian shall segregate such amounts from moneys held for the account of the Fund so that they are available for such payment.

IV. B.      Segregation of Redemption Proceeds. Upon receipt of Proper Instructions so directing it, the Custodian shall segregate amounts necessary for the payment of redemption proceeds to be made by the Dividend and Transfer Agent from moneys held for the account of the Fund so that they are available for such payment.

IV. C.      Disbursements of Custodian. Upon receipt of a Written Instruction directing payment and setting forth the name and address of the person to whom such payment is to be made, the amount of such payment, the name of the Fund from which payment is to be made, and the purpose for which payment is to be made, the Custodian shall disburse amounts as and when directed from the assets of that Fund. The Custodian is authorized to rely on such directions and shall be under no obligation to inquire as to the propriety of such directions.

IV. D. Payment of Custodian Fees. Upon receipt of Written Instructions directing payment, the Custodian shall disburse moneys from the assets of the Trust in payment of the Custodian's fees and expenses as provided in Article VIII hereof.

ARTICLE V

Custody of Trust Assets

V. A.      Separate Accounts for Each Fund. As to each Fund, the Custodian shall open and maintain a separate bank account or accounts in the United States in the name of the Trust coupled with the name of such Fund, subject only to draft or order by the Custodian acting pursuant to the terms of this Agreement, and shall hold all cash received by it from or for the account of the Fund, other than cash maintained by the Fund in a bank account established and used by the Fund in accordance with Rule 17f-3 under the Act. Moneys held by the Custodian on behalf of a Fund may be deposited by the Custodian to its credit as Custodian in the banking department of the Custodian. Such moneys shall be deposited by the Custodian in its capacity as such, and shall be withdrawable by the Custodian only in such capacity.

V. B.       Segregation of Non-Cash Assets. All Securities and non-cash property held by the Custodian for the account of a Fund (other than Securities maintained in a Depository or Book-entry System) shall be physically segregated from other Securities and non-cash property in the possession of the Custodian (including the Securities and non-cash property of the other Funds) and shall be identified as subject to this Agreement.

V. C.       Securities in Bearer and Registered Form. All Securities held which are issued or issuable only in bearer form, shall be held by the Custodian in that form; all other Securities held for a Fund may be registered in the name of the Custodian, any sub-custodian appointed in accordance with this Agreement, or the nominee of any of them. The Trust agrees to furnish to the Custodian appropriate instruments to enable the Custodian to hold, or deliver in proper form for transfer, any Securities that it may hold for the account of any Fund and which may, from time to time, be registered in the name of a Fund.

V. D.       Duties of Custodian as to Securities. Unless otherwise instructed by the Trust, with respect to all Securities held for the Trust, the Custodian shall on a timely basis (concerning items 1 and 2 below, as defined in the Custodian's Mutual Fund Custody Model, as amended from time to time, annexed hereto as Appendix D):

1.)      Collect all income due and payable with respect to such Securities;

2.)      Present for payment and collect amounts payable upon all Securities which may mature or be called, redeemed, or retired, or otherwise become payable;

3.)      Surrender interim receipts or Securities in temporary form for Securities in definitive form;

and

4.)      Execute, as Custodian, any necessary declarations or certificates of ownership under the Federal income tax laws or the laws or regulations of any other taxing authority, including any foreign taxing authority, now or hereafter in effect.

V. E.        Certain Actions Upon Written Instructions. Upon receipt of a Written Instructions and not otherwise, the Custodian shall:

1.)      Execute and deliver to such persons as may be designated in such Written Instructions proxies, consents, authorizations, and any other instruments whereby the authority of the Trust as beneficial owner of any Securities may be exercised;

2.)      Deliver any Securities in exchange for other Securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation, or recapitalization of any corporation, or the exercise of any conversion privilege;

3.)      Deliver any Securities to any protective committee, reorganization committee, or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization, or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

4.)      Make such transfers or exchanges of the assets of any Fund and take such other steps as shall be stated in the Written Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Trust; and

5.)      Deliver any Securities held for any Fund to the depository agent for tender or other similar offers.

V. F.       Custodian to Deliver Proxy Materials. The Custodian shall promptly deliver to the Trust all notices, proxy material and executed but unvoted proxies pertaining to shareholder meetings of Securities held by any Fund. The Custodian shall not vote or authorize the voting of any Securities or give any consent, waiver or approval with respect thereto unless so directed by Written Instructions.

V. G.       Custodian to Deliver Tender Offer Information. The Custodian shall promptly deliver to the Trust all information received by the Custodian and pertaining to Securities held by any Fund with respect to tender or exchange offers, calls for redemption or purchase, or expiration of rights as described in the Mutual Fund Custody Model attached as Appendix D. If the Trust desires to take action with respect to any tender offer, exchange offer or other similar transaction, the Trust shall notify the Custodian at least five Business Days prior to the date on which the Custodian is to take such action. The Trust will provide or cause to be provided to the Custodian all relevant information for any Security which has unique put/option provisions at least five Business Days prior to the beginning date of the tender period.

V. H.       Custodian to Deliver Security and Transaction Information. On each Business Day that the Federal Reserve Bank is open, the Custodian shall furnish the Trust with a detailed statement of monies held for the Fund under this Agreement and with confirmations and a summary of all transfers to or from the account of the Fund. At least monthly and from time to time, the Custodian shall furnish the Trust with a detailed statement of the Securities held for the Fund under this Agreement. Where Securities are transferred to the account of the Fund without physical delivery, the Custodian shall also identify as belonging to the Fund a quantity of Securities in a fungible bulk of Securities registered in the name of the Custodian (or its nominee) or shown on the Custodian's account on the books of the Book-Entry System or the Depository. With respect to information provided by this section, it shall not be necessary for the Custodian to provide notice as described by Article XI Section F. Notices to Trust; it shall be sufficient to communicate by such means as shall be mutually agreeable to the Trust and the Custodian.

ARTICLE VI

Purchase and Sale of Securities

VI. A.     Purchase of Securities. Promptly after each purchase of Securities by the Trust, the Trust shall deliver to the Custodian (i) with respect to each purchase of Securities which are not Money Market Securities, Written Instructions, and (ii) with respect to each purchase of Money Market Securities, Proper Instructions, specifying with respect to each such purchase the;

1.)	name of the issuer and the title of the Securities
2.)	the number of shares, principal amount purchased (and accrued interest, if any) or other units purchased,

3.)	date of purchase and settlement,
4.)	purchase price per unit,
5.)	total amount payable,
6.)	name of the person from whom, or the broker through which, the purchase was made,
7.)	the name of the person to whom such amount is payable, and
8.)	the Fund for which the purchase was made

The Custodian shall, against receipt of Securities purchased by or for the Trust, pay out of the moneys held for the account of such Fund the total amount specified in the Written Instructions, or Oral Instructions, if applicable, to the person named therein. The Custodian shall not be under any obligation to pay out moneys to cover the cost of a purchase of Securities for a Fund, if in the relevant Fund custody account there is insufficient cash available to the Fund for which such purchase was made. With respect to any repurchase agreement transaction for the Funds, the Custodian shall assure that the collateral reflected on the transaction advice is received by the Custodian.

VI. B.      Sale of Securities. Promptly after each sale of Securities by a Fund, the Trust shall deliver to the Custodian (i) with respect to each sale of Securities which are not Money Market Securities, Written Instructions, and (ii) with respect to each sale of Money Market Securities, Proper Instructions, specifying with respect to each such sale the:

1.)	name of the issuer and the title of the Securities
2.)	number of shares, principal amount sold (and accrued interest, if any) or other units sold,

3.)	date of sale and settlement,
4.)	sale price per unit,
5.)	total amount receivable,
6.)	name of the person to whom, or the broker through which, the sale was made,
7.)	name of the person to whom such Securities are to be delivered, and
8.)	Fund for which the sale was made

The Custodian shall deliver the Securities against receipt of the total amount specified in the Written Instructions, or Oral Instructions, if applicable.

VI. C.      Delivery Versus Payment for Purchases and Sales. Purchases and sales of Securities effected by the Custodian will be made on a delivery versus payment basis. The Custodian may, in its sole discretion, upon receipt of Written Instructions, elect to settle a purchase or sale transaction in some other manner, but only upon receipt of acceptable indemnification from the Fund.

VI. D. Payment on Settlement Date. On contractual settlement date, the account of the Fund will be charged for all purchased Securities settling on that day, regardless of whether or not delivery is made. Likewise, on contractual settlement date, proceeds from the sale of Securities settling that day will be credited to the account of the Fund, irrespective of delivery.       Exceptions to contractual settlement on purchases and sales, that will continue to settle delivery versus payment, include real estate, venture capital, international trades, open-ended mutual funds, non standard depository settlements and in-kind trades.

VI. E.      Segregated Accounts. The Custodian shall, upon receipt of Proper Instructions so directing it, establish and maintain a segregated account or accounts for and on behalf of a Fund. Cash and/or Securities may be transferred into such account or accounts for specific purposes, to-wit:

1.)      in accordance with the provision of any agreement among the Trust, the Custodian, and a broker-dealer registered under the 1934 Act, and also a member of the FINRA (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of the Options Clearing Corporation and of any registered national securities exchange, the Commodity Futures Trading Commission, any registered contract market, or any similar organization or organizations requiring escrow or other similar arrangements in connection with transactions by the Fund;

2.)      for purposes of segregating cash or Securities in connection with options purchased, sold, or written by the Fund or commodity futures contracts or options thereon purchased or sold by the Fund;

3.)      for the purpose of compliance by the Fund with the procedures required for reverse repurchase agreements, firm commitment agreements, standby commitment agreements, short sales, or any other securities by Act Release No. 10666, or any subsequent release or releases or rule of the SEC relating to the maintenance of segregated accounts by registered investment companies;

4.)      for the purpose of segregating collateral for loans of Securities made by the Fund; and

5.)      for other proper corporate purposes, but only upon receipt of, in addition to Proper Instructions, a copy of a resolution of the Board of Trustees, certified by an Officer, setting forth the purposes of such segregated account.

Each segregated account established hereunder shall be established and maintained for a single Fund only. All Proper Instructions relating to a segregated account shall specify the Fund involved.

VI. F.      Advances for Settlement. Except as otherwise may be agreed upon by the parties hereto, the Custodian shall not be required to comply with any Written Instructions to settle the purchase of any Securities on behalf of a Fund unless there is sufficient cash in the account(s) pertaining to such Fund at the time or to settle the sale of any Securities from such an account(s) unless such Securities are in deliverable form. Notwithstanding the foregoing, if the purchase price of such Securities exceeds the amount of cash in the account(s) at the time of such purchase, the Custodian may, in its sole discretion, advance the amount of the difference in order to settle the purchase of such Securities. The amount of any such advance shall be deemed a loan from the Custodian to the Trust payable on demand and bearing interest accruing from the date such loan is made up to but not including the date such loan is repaid at the rate per annum customarily charged by the Custodian on similar loans.

ARTICLE VII

Trust Indebtedness

VII. A. Borrowings. In connection with any borrowings by the Trust, the Trust will cause to be delivered to the Custodian by a bank or broker requiring Securities as collateral for such borrowings (including the Custodian if the borrowing is from the Custodian), a notice or undertaking in the form currently employed by such bank or broker setting forth the amount of collateral. The Trust shall promptly deliver to the Custodian Written Instructions specifying with respect to each such borrowing: (a) the name of the bank or broker, (b) the amount and terms of the borrowing, which may be set forth by incorporating by reference an attached promissory note duly endorsed by the Trust, or a loan agreement, (c) the date, and time if known, on which the loan is to be entered into, (d) the date on which the loan becomes due and payable, (e) the total amount payable to the Trust on the borrowing date, and (f) the description of the Securities securing the loan, including the name of the issuer, the title and the number of shares or other units or the principal amount. The Custodian shall deliver on the borrowing date specified in the Written Instructions the required collateral against the lender's delivery of the total loan amount then payable, provided that the same conforms to that which is described in the Written Instructions. The Custodian shall deliver, in the manner directed by the Trust, such Securities as additional collateral, as may be specified in Written Instructions, to secure further any transaction described in this Article VII. The Trust shall cause all Securities released from collateral status to be returned directly to the Custodian and the Custodian shall receive from time to time such return of collateral as may be tendered to it.

The Custodian may, at the option of the lender, keep such collateral in its possession, subject to all rights therein given to the lender because of the loan. The Custodian may require such reasonable conditions regarding such collateral and its dealings with third-party lenders as it may deem appropriate.

VII. B. Advances. With respect to any advances of cash made by the Custodian to or for the benefit of a Fund for any purpose which results in the Fund incurring an overdraft at the end of any Business Day, such advance shall be repayable immediately upon demand made by the Custodian at any time. The Custodian may, in its sole discretion, charge interest accruing from the date of such overdraft to but not including the date of such repayment at the rate per annum customarily charged by the Custodian on similar overdrafts.

ARTICLE VIII

Concerning the Custodian

VIII. A. Limitations on Liability of Custodian. Except as otherwise provided herein, the Custodian shall not be liable for any loss or damage, including counsel fees, resulting from its action or omission to act or otherwise, except for any such loss or damage arising out of its negligence or willful misconduct. The Trust, on behalf of the Fund and only from assets of the Fund (or insurance purchased by the Trust with respect to its liabilities on behalf of the Fund hereunder), shall defend, indemnify and hold harmless the Custodian and its directors, officers, employees and agents with respect to any loss, claim, liability or cost (including reasonable attorneys' fees) arising or alleged to arise from or relating to the Trust's duties hereunder or any other action or inaction of the Trust or its Trustees, officers, employees or agents, except such as may arise from the negligent action, negligent omission, willful misconduct or any breach of this Agreement by the Custodian, its directors, officers, employees or agents.. The Custodian shall defend, indemnify and hold harmless the Trust and its trustees, officers, employees or agents with respect to any loss, claim, liability or cost (including reasonable attorneys' fees) arising or alleged to arise from or relating to the Custodian's duties as specifically set forth in this agreement with respect to the Fund hereunder or any other action or inaction of the Custodian or its directors, officers, employees, agents, nominees, or Sub-Custodians as to the Fund, except such as may arise from the negligent action, omission or willful misconduct of the Trust, its trustees, officers, employees, or agents. The Custodian may, with respect to questions of law apply for and obtain the advice and opinion of counsel to the Trust at the expense of the Fund, or of its own counsel at its own expense, and shall be fully protected with respect to anything done or omitted by it in good faith in conformity with the advice or opinion of counsel to the Trust, and shall be similarly protected with respect to anything done or omitted by it in good faith in conformity with advice or opinion of its counsel, unless counsel to the Fund shall, within a reasonable time after being notified of legal advice received by the Custodian, have a differing interpretation of such question of law. The Custodian shall be liable to the Trust for any proximate loss or damage resulting from the use of the Book-Entry System or any Depository arising by reason of any negligence, misfeasance or misconduct on the part of the Custodian or any of its employees, agents, nominees or Sub-Custodians, but not for any special, incidental, consequential, or punitive damages; provided, however, that nothing contained herein shall preclude recovery by the Trust, on behalf of the Fund, of principal and of interest to the date of recovery on Securities incorrectly omitted from the Fund's account or penalties imposed on the Trust, in connection with the Fund, for any failures to deliver Securities. In any case in which one party hereto may be asked to indemnify the other or hold the other harmless, the party from whom indemnification is sought (the "Indemnifying Party") shall be advised of all pertinent facts concerning the situation in question, and the party claiming a right to indemnification (the "Indemnified Party") will use reasonable care to identify and notify the Indemnifying Party promptly concerning any situation which presents or appears to present a claim for indemnification against the Indemnifying Party. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of the indemnification, and in the event the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party and the Indemnifying Party will so notify the Indemnified Party and thereupon such Indemnifying Party shall take over the complete defense of the claim and the Indemnifying Party shall sustain no further legal or other expenses in such situation for which indemnification has been sought under this paragraph, except the expenses of any additional counsel retained by the Indemnified Party. In no case shall any party claiming the right to indemnification confess any claim or make any compromise in any case in which the other party has been asked to indemnify such party (unless such confession or compromise is made with such other party's prior written consent. The provisions of this section VIII. A. shall survive the termination of this Agreement.

VIII. B. Actions not Required by Custodian. Without limiting the generality of the foregoing, the Custodian, acting in the capacity of Custodian hereunder, shall be under no obligation to inquire into, and shall not be liable for:

1.)      The validity of the issue of any Securities purchased by or for the account of any Fund, the legality of the purchase thereof, or the propriety of the amount paid therefor;

2.)      The legality of the sale of any Securities by or for the account of any Fund, or the propriety of the amount for which the same are sold;

3.)      The legality of the issue or sale of any Shares of any Fund, or the sufficiency of the amount to be received therefor;

4.)      The legality of the redemption of any Shares of any Fund, or the propriety of the amount to be paid therefor;

5.)      The legality of the declaration or payment of any dividend by the Trust in respect of Shares of any Fund;

6.)      The legality of any borrowing by the Trust on behalf of the Trust or any Fund, using Securities as collateral;

7.)      Whether the Trust or a Fund is in compliance with the 1940 Act, the regulations thereunder, the provisions of the Trust's charter documents or by-laws, or its investment objectives and policies as then in effect.

VIII. C. No Duty to Collect Amounts Due From Dividend and Transfer Agent. The Custodian shall not be under any duty or obligation to take action to effect collection of any amount due to the Trust from any Dividend and Transfer Agent of the Trust nor to take any action to effect payment or distribution by any Dividend and Transfer Agent of the Trust of any amount paid by the Custodian to any Dividend and Transfer Agent of the Trust in accordance with this Agreement.

VIII. D. No Enforcement Actions. Notwithstanding Section D of Article V, the Custodian shall not be under any duty or obligation to take action, by legal means or otherwise, to effect collection of any amount, if the Securities upon which such amount is payable are in default, or if payment is refused after due demand or presentation, unless and until (i) it shall be directed to take such action by Written Instructions and (ii) it shall be assured to its satisfaction (including prepayment thereof) of reimbursement of its costs and expenses in connection with any such action.

VIII. E. Authority to Use Agents and Sub-Custodians. The Trust acknowledges and hereby authorizes the Custodian to hold Securities through its various agents described in Appendix C annexed hereto. In addition, the Trust acknowledges that the Custodian may appoint one or more financial institutions, as agent or agents or as sub-custodian or sub-custodians, including, but not limited to, banking institutions located in foreign countries, for the purpose of holding Securities and moneys at any time owned by the Fund. The Custodian shall not be relieved of any obligation or liability under this Agreement in connection with the appointment or activities of such agents or sub-custodians. Any such agent or sub-custodian shall be qualified to serve as such for assets of investment companies registered under the Act. The Funds shall reimburse the Custodian for all costs incurred by the Custodian in connection with opening accounts with any such agents or sub-custodians. Upon request, the Custodian shall promptly forward to the Trust any documents it receives from any agent or sub-custodian appointed hereunder which may assist trustees of registered investment companies to fulfill their responsibilities under Rule 17f-5 of the Act.

VIII. F. No Duty to Supervise Investments. The Custodian shall not be under any duty or obligation to ascertain whether any Securities at any time delivered to or held by it for the account of the Trust are such as properly may be held by the Trust under the provisions of the Declaration of Trust and the Trust's By-Laws.

VIII. G. All Records Confidential. The Custodian shall treat all records and other information relating to the Trust and the assets of all Funds as confidential and shall not disclose any such records or information to any other person unless (i) the Trust shall have consented thereto in writing or (ii) such disclosure is compelled by law.

VIII. H. Compensation of Custodian. The Custodian shall be entitled to receive and the Trust agrees to pay to the Custodian, for the Fund's account from the Fund's assets only, such compensation as shall be determined pursuant to Appendix E attached hereto, or as shall be determined pursuant to amendments to Appendix E as approved by the Custodian and the Trust. The Custodian shall be entitled to charge against any money held by it for the accounts of the Fund the amount of any loss, damage, liability or expense, including counsel fees, for which it shall be entitled to reimbursement under the provisions of this Agreement as determined by agreement of the Custodian and the Trust or by the final order of any court or arbitrator having jurisdiction and as to which all rights of appeal shall have expired. The expenses which the Custodian may charge against the account of a Fund include, but are not limited to, the expenses of agents or Sub-Custodians incurred in settling transactions involving the purchase and sale of Securities of the Fund.

VIII. I. Reliance Upon Instructions. The Custodian shall be entitled to rely upon any Proper Instructions if such reliance is made in good faith. The Trust agrees to forward to the Custodian Written Instructions confirming Oral Instructions in such a manner so that such Written Instructions are received by the Custodian, whether by hand delivery, telex, facsimile or otherwise, on the same Business Day on which such Oral Instructions were given. The Trust agrees that the failure of the Custodian to receive such confirming instructions shall in no way affect the validity of the transactions or enforceability of the transactions hereby authorized by the Trust. The Trust agrees that the Custodian shall incur no liability to the Trust for acting upon Oral Instructions given to the Custodian hereunder concerning such transactions.

VIII. J. Books and Records. The Custodian will (i) set up and maintain proper books of account and complete records of all transactions in the accounts maintained by the Custodian hereunder in such manner as will meet the obligations of the Fund under the Act, with particular attention to Section 31 thereof and Rules 3la-1 and 3la-2 thereunder and those records are the property of the Trust, and (ii) preserve for the periods prescribed by applicable Federal statute or regulation all records required to be so preserved. All such books and records shall be the property of the Trust, and shall be available, upon request, for inspection by duly authorized officers, employees or agents of the Trust and employees of the SEC.

VIII. K. Internal Accounting Control Systems. The Custodian shall send to the Trust any report received on the systems of internal accounting control of the Custodian, or its agents or sub-custodians, as the Trust may reasonably request from time to time.

VIII. L. No Management of Assets by Custodian. The Custodian performs only the services of a custodian and shall have no responsibility for the management, investment or reinvestment of the Securities or other assets from time to time owned by any Fund. The Custodian is not a selling agent for Shares of any Fund and performance of its duties as custodian shall not be deemed to be a recommendation to any Fund's depositors or others of Shares of the Fund as an investment. The Custodian shall have no duties or obligations whatsoever except such duties and obligations as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against the Custodian.

VIII. M. Assistance to Trust. The Custodian shall take all reasonable action, that the Trust may from time to time request, to assist the Trust in obtaining favorable opinions from the Trust's independent accountants, with respect to the Custodian's activities hereunder, in connection with the preparation of the Fund's Form N- IA, Form N-SAR, or other annual reports to the SEC.

ARTICLE IX

Termination

IX. A. Termination. Either party hereto may terminate this Agreement for any reason by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than ninety (90) days after the date of giving of such notice. If such notice is given by the Trust, it shall be accompanied by a copy of a resolution of the Board of Trustees of the Trust, certified by the Secretary of the Trust, electing to terminate this Agreement and designating a successor custodian or custodians each of which shall be a bank or trust company having not less than $100,000,000 aggregate capital, surplus, and undivided profits. In the event such notice is given by the Custodian, the Trust shall, on or before the termination date, deliver to the Custodian a copy of a resolution of the Board of Trustees of the Trust, certified by the Secretary, designating a successor custodian or custodians to act on behalf of the Trust. In the absence of such designation by the Trust, the Custodian may designate a successor custodian which shall be a bank or trust company having not less than $100,000,000 aggregate capital, surplus, and undivided profits. Upon the date set forth in such notice this Agreement shall terminate, and the Custodian, provided that it has received a notice of acceptance by the successor custodian, shall deliver, on that date, directly to the successor custodian all Securities and monies then owned by the Fund and held by it as Custodian. Upon termination of this Agreement, the Trust shall pay to the Custodian on behalf of the Trust such compensation as may be due as of the date of such termination. The Trust agrees on behalf of the Trust that the Custodian shall be reimbursed for its reasonable costs in connection with the termination of this Agreement.

IX. B.     Failure to Designate Successor Custodian. If a successor custodian is not designated by the Trust, or by the Custodian in accordance with the preceding paragraph, or the designated successor cannot or will not serve, the Trust shall, upon the delivery by the Custodian to the Trust of all Securities (other than Securities held in the Book-Entry System which cannot be delivered to the Trust) and moneys then owned by the Trust, be deemed to be the custodian for the Trust, and the Custodian shall thereby be relieved of all duties and responsibilities pursuant to this Agreement, other than the duty with respect to Securities held in the Book-Entry System, which cannot be delivered to the Trust, which shall be held by the Custodian in accordance with this Agreement.

ARTICLE X

Force Majeure

Neither the Custodian nor the Trust shall be liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; strikes; epidemics; riots; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation; provided, however, that the Custodian, in the event of a failure or delay, shall use its best efforts to ameliorate the effects of any such failure or delay.

ARTICLE XI

Miscellaneous

XI. A. Designation of Authorized Persons. Appendix A sets forth the names and the signatures of all Authorized Persons as of this date, as certified by the Secretary of the Trust. The Trust agrees to furnish to the Custodian a new Appendix A in form similar to the attached Appendix A, if any present Authorized Person ceases to be an Authorized Person or if any other or additional Authorized Persons are elected or appointed. Until such new Appendix A shall be received, the Custodian shall be fully protected in acting under the provisions of this Agreement upon Oral Instructions or signatures of the then current Authorized Persons as set forth in the last delivered Appendix A.

XI. B.     Limitation of Personal Liability. No recourse under any obligation of this Agreement or for any claim based thereon shall be had against any organizer, shareholder, officer, trustee, past, present or future as such, of the Trust or of any predecessor or successor, either directly or through the Trust or any such predecessor or successor, whether by virtue of any constitution, statute or rule of law or equity, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that this Agreement and the obligations thereunder are enforceable solely against the assets of the Trust, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the organizers, shareholders, officers, or trustees of the Trust or of any predecessor or successor, or any of them as such, because of the obligations contained in this Agreement or implied therefrom and that any and all such liability is hereby expressly waived and released by the Custodian as a condition of, and as a consideration for, the execution of this Agreement.

XI. C.     Authorization By Board. The obligations set forth in this Agreement as having been made by the Trust have been made by the Board of Trustees, acting as such Trustees for and on behalf of the Trust, pursuant to the authority vested in them under the laws of the State of Ohio, the Declaration of Trust and the By-Laws of the Trust. This Agreement has been executed by Officers of the Trust as officers, and not individually, and the obligations contained herein are not binding upon any of the Trustees, Officers, agents or holders of shares, personally, but bind only the Trust and then only to the extent of the assets of the Trust.

XI. D. Custodian's Consent to Use of Its Name. The Trust shall obtain the Custodian's consent prior to the publication and/or dissemination or distribution, of the Prospectus and any other documents (including advertising material) specifically mentioning the Custodian (other than merely by name and address).

XI. E.     Notices to Custodian. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, shall be sufficiently given if addressed to the Custodian and mailed or delivered to it at its offices at The Huntington National Bank, Easton Business Service Center, 7 Easton Oval EA4E72, Columbus, Ohio, 43219, attention Director Mutual Fund Custody, or at such other place as the Custodian may from time to time designate in writing.

XI. F.      Notices to Trust. Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Trust shall be sufficiently given when delivered to the Trust or on the second Business Day following the time such notice is deposited in the U.S. mail postage prepaid and addressed to the Trust at its office at FUND ADDRESS or at such other place as the Trust may from time to time designate in writing.

XI. G. Amendments In Writing. This Agreement, with the exception of the Appendices, may not be amended or modified in any manner except by a written agreement executed by both parties with the same formality as this Agreement, and authorized and approved by a resolution of the Board of Trustees of the Trust.

XI. H. Successors and Assigns. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust or by the Custodian, and no attempted assignment by the Trust or the Custodian shall be effective without the written consent of the other party hereto.

XI. I.Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio.

XI. J.      Jurisdiction. Any legal action, suit or proceeding to be instituted by either party with respect to this Agreement shall be brought by such party exclusively in the courts of the State of Ohio or in the courts of the United States for the Southern District of Ohio, and each party, by its execution of this Agreement, irrevocably (i) submits to such jurisdiction and (ii) consents to the service of any process or pleadings by first class U.S. mail, postage prepaid and return receipt requested, or by any other means from time to time authorized by the laws of such jurisdiction.

XI. K. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

XI. L.      Headings. The headings of paragraphs in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective Officers, thereunto duly authorized as of the day and year first above written.

WITNESS:	TRUST:
LCM Landmark Series Trust

__________________________	By:_____________________________________

Title:_______________________________________

WITNESS:	CUSTODIAN:
The Huntington National Bank

___________________________	By:_____________________________________

Title:_______________________________________

APPENDIX A

Authorized Persons	Specimen Signatures

Chairman:	__________________	__________________________________

President:	_________________	__________________________________

Secretary:	_________________	__________________________________

Treasurer:	_________________	__________________________________

Senior Vice

President:	__________________	__________________________________

Assistant

Secretary:	_________________	_________________________________

Assistant

Treasurer:	__________________	__________________________________

Adviser Employees:	__________________	__________________________________

__________________	__________________________________

Transfer Agent/Fund Accountant

Employees:	_______________	__________________________________

________________	__________________________________

________________	__________________________________

__________________	__________________________________

* Authority restricted; does not include: ______________________________________

APPENDIX B

Series of the Trust

LCM Landmark Disciplined Growth Fund

LCM Landmark Active Dividend Fund

APPENDIX C

Agents of the Custodian

The following agents are employed currently by The Huntington National Bank for securities processing and control.

The Depository Trust Company (New York)
7 Hanover Square
New York, NY 10004

The Federal Reserve Bank
Cleveland Branch

Bank of New York
1 Wall Street
New York, NY 10286
(For Foreign Securities and certain non-DTC eligible Securities)

APPENDIX D

Mutual Fund Custody Model

Mutual Fund Custody Model document is attached.

APPENDIX E

Mutual Fund Custody Fees

Land Mark Funds
Huntington National Bank
Custody Services
Schedule of Fees

Transaction Fee:
DTC & Fed Eligible Items	$5.00/Transaction
Non-DTC & Fed Eligible Items	$22.00/Transaction
Mortgage Backed Securities & Private Placements	$20.00/Transaction
Mortgage Backed Securities & Private Placement Payments	$5.00/Payment
Options	$20.00/Transaction
Repurchase Agreements	$9.00/Transaction
Foreign Securities (depending on country)	$15-200.00/Transaction*
IRA Custody	$13.00/IRA

Administrative Domestic Fee
First $50 million of Market Value	1.75 Basis Points	50 million of Market Value
On Next $50 million of Market Value	1.50 Basis Points	50
In Excess of $100 million of Market Value	1.00 Basis Points	100

Monthly Minimum Fee Per Fund Account	$300/Account

Wire Transfer Fee:
Incoming/Outgoing Wires	$12.00/transaction

Physical Check Fee:
Physical Check	$10.00/check

Funds Transfer Fee:
To/From DDA & trust account(s)	No Charge

Internet Access:
Online access to trust account activity	No Charge

Reporting
Custom
$150/ hour
Statements
Standard		No Charge
Online		No Charge
Custom		$10/ statement

Note: Other fees may be assessed for special handling and miscellaneous services.

Land Mark Funds
Huntington National Bank
GLOBAL SECURITIES FEE SCHEDULE

	ADMINISTRATION/ SAFEKEEPING FEE (IN BASIS POINTS)	TRANSACTION FEE (US DOLLARS)
Argentina	20	57
Australia	6.5	53
Austria	6.5	74
Bangladesh	45	162
Belgium (Eq. & CPN Bds)	7	61
Belgium (Reg'd Bonds)	6.5	61
Botswana	36	61
Brazil	30	45
Canada	5	25
Cedel	6.5	30
Chile	26	61
China	25	52
Colombia	41	137
Czech Republic	25	57
Denmark	6.5	89
Euro C/D's	5	25
Eurobonds	5	25
Finland	14	61
France	6.5	61
Germany	5	37
Ghana	35	61
Greece	26	125
Hong Kong	10	75
Hungary	58	165
India	44	125
Indonesia	12	125
Ireland	6	49
Israel	63	49
Italy	6.5	61
Japan	6.5	25
Jordan	43	121
Kenya	35	61
Korea	15	30
Luxembourg	8.5	73

Land Mark Funds
Huntington National Bank
GLOBAL SECURITIES FEE SCHEDULE

	ADMINISTRATION/ SAFEKEEPING FEE (IN BASIS POINTS)	TRANSACTION FEE (US DOLLARS)
Malaysia	14	125
Mexico	14	30
Morocco	44	97
Namibia	39	61
Netherlands	6.8	25
New Zealand	6.5	71
Nigeria	35	61
Norway	6.5	73
Pakistan	44	137
Peru	64	161
Philippines	15	125
Poland	52	125
Portugal	30.5	125
Singapore	10	85
South Africa	6.5	45
Spain	6.5	53
Sri Lanka	21	61
Sweden	6.5	57
Swaziland	31	71
Switzerland	6.5	85
Taiwan	21	125
Thailand	6.4	45
Turkey	26	89
United Kingdom	6.5	45
United Kingdom (Gilts)	49	89
Uruguay (Equities)	44	77
Uruguay (Bonds)	44	77
Venezuela	44	162
Zambia	38	61
Zimbabwe	38	61

AD-HOC AGREEMENT

The Huntington National Bank

Mutual Fund Custody

7 Easton Oval – EA4E72

Columbus, Ohio 43219

RE:

Trading Confirmation

Account Name: Landmark Series Trust	Account Number:	Multiple

Dear Sir:

The undersigned has been appointed Investment Manager with respect to assets of those accounts referenced above for whom you act as Custodian. Under the terms of the arrangement whereby you act as such Custodian, you are required to act in accordance with our written instructions regarding investment of such assets, unless we agree upon a different method of instruction.

We have agreed to use an institutional delivery system, which will provide us with electronic broker trade confirmations of securities, and/or financial transactions that we have entered into on behalf of those accounts referenced above. After comparing our trade data with each confirmation, we shall affirm to an institutional delivery system, as soon after receipt of the confirmation as possible, but no later than trade date plus one (12 noon Eastern time on trade date plus two for cancellations and corrections only), through an acknowledgment procedure acceptable to an institutional delivery system, all trades whose confirmations accurately reflect the trades which we have entered into, such affirmations constituting our deliver and/or receive instructions. Alternatively, we may choose to use the matching facilities of an institutional delivery system, which will effect an automatic comparison of our “institutional instructions” with the broker trade confirmations. All trades whose confirmations accurately match the trades we have entered into, as evidenced by our institutional instructions, or fall within the tolerance parameters we have set in the institutional delivery system’s standing instructions database, shall be affirmed, such matched affirmations constituting our delivery and/or receive instructions. Upon receipt of our affirmations through the said acknowledgment or matching procedures, an institutional delivery system shall send deliver and/or receive instructions to you in form of an affirmed or matched confirmation.

In the event an institutional delivery system broker trade confirmation does not accurately reflect the transaction in question, we shall not affirm, nor will the institutional delivery system match, the transaction in question and the institutional delivery system shall not send you our deliver and/or receive instructions.

Accordingly, this letter is to confirm our understanding and agreement with you that you are authorized to act in accordance with, and shall be entitled to rely on, and be protected in acting on those deliver and/or receive instructions received by you as affirmed confirmation or matched affirmed confirmations through an institutional delivery system that contain one of the above-referenced bank account numbers in the defined "agent internal account number" field, to the same extent as if the information contained in such instructions was given in written form, signed by us. In the event that an institutional delivery system for any reason does not furnish you an affirmed or matching affirmed confirmation, we shall provide you with instructions in written form as to trades that said confirmation would otherwise have contained. This letter will constitute written instructions to you in accordance with the terms of the arrangements referenced in the first paragraph above.

This agreement shall not preclude our use of written instructions for security transactions and/or other matters when we deem them necessary or advisable. You are authorized to act in accordance with, and shall be entitled to rely on, and be protected in acting on such written instructions. However, in the event a broker trade confirmation is affirmed or an institutional instruction is matched affirmed by the institutional delivery system, said affirmation shall take precedent over the written authorization received for that trade.

This agreement shall become effective with the transactions entered into by us ________________.

If the foregoing is acceptable to you, please execute and return a copy of this letter agreement, upon which it will become effective. This agreement may be canceled by either party upon written notice to the other party.

Investment Manager	Custodian

By:                By:

Date:     Date:

Mutual Fund Custody Model

Overview of Mutual Fund Custody Model

LandMark Funds Inc. will contract to The Huntington National Bank (HNB), the custodian bank, all responsibility to maintain detailed custodial records for the Fund identified on page 3 under the heading “Account Name and Number Matrix”. The Fund and/or The Fund’s Service Provider will receive and review all reporting to ensure that adequate accountability controls are maintained.

The custodian responsibilities include:

•	Maintain detail accounting of all investment transactions and balances on internal accounting system for all mutual fund company assets.

•	Provide reporting to the Fund and/or The Fund’s Service Provider for completion of daily activity reconciliation with the accounting system.

•	Ensure all trade transactions settle within the mutual fund company guidelines.

•	Maintain accurate records containing all electronic and hard copy instructions required that satisfy the mutual fund company’s audit requirements and record retention requirements of 7 years.

•	Provide summary and detail for transaction and position information to Fund and/or The Fund’s Service Provider for updates into Fund and/or The Fund’s Service Provider’s accounting system.

The Fund and/or The Fund’s Service Provider will maintain accounting records and will balance to HNB’s trust accounting records. HNB will provide daily reporting to the Fund and/or The Fund’s Service Provider.

References to specific times and deadlines contained herein are based on the time in Columbus, Ohio.

Mutual Fund Account Structure

Account Structure

HNB must maintain trust accounts corresponding to the Fund structure.

The Fund and/or The Fund’s Service Provider will maintain a separate set of accounts for each individual mutual fund. A control environment will be established by allowing Fund and/or The Fund’s Service Provider to reconcile total cash and book value in the mutual fund accounts to cash and book value at HNB.

Special Account Characteristics

HNB will establish accounts and use FIFO lots for sales. The Fund will establish DDA accounts for movement of cash. Unless indicated otherwise, idle cash in the HNB custody account will be invested in Huntington Money Market Fund.

Sweep Account Structure

Huntington Money Market Fund will be utilized as the sweep vehicle for the mutual fund accounts unless indicated otherwise. The Fund will instruct HNB via e-mail of instructions to move cash to and from the HNB custody account and the HNB DDA account

Securities Lending

In the event the Fund has entered into a securities lending agreement with the Huntington, the Fund will notify the Securities Lending department at HNB via e-mail of all known sales traded but not settled at the end of each business day.

The e-mail address to which this information should be sent:

securities.lending@huntington.com

Cost Process

Individual lots are maintained based on acquisition date. HNB uses the FIFO cost methodology for all lots in all accounts.

Account Name and Number Matrix

HNB Account Number	Mutual Fund Account Name	Fund Account Number

1041041148	Landmark Disciplined Growth Fund
1041041157	Landmark Active Dividend Fund

Daily Activity Reconciliation

Activity Reconciliation Process

The Fund and/or The Fund’s Service Provider will balance Fund activity with HNB activity on a daily basis.

HNB will receive from the Fund and/or The Fund’s Service Provider an electronic copy of the Fund accounting report detailing all cash and security trades to be executed for that day by 8:00 a.m. The report will detail all cash and securities transactions segregated by Fund. The information will be sent electronically (flat file), or on an emergency basis in hard copy form. Any trades received after the cut-off time will be handled by HNB on a “good faith” basis. Daily overnights will be available by 9:00 a.m.

HNB will provide to the Fund and/or The Fund’s Service Provider a copy of their projected activity report by 9:00 a.m. for that day’s activity. The report will detail all cash and securities transactions segregated by individual Fund account.

By 11:00 a.m. or one half hour after receipt of the Fund file if received after 1:00 p.m., the Fund and/or The Fund’s Service Provider will reconcile their Fund account projected activity to the Fund transaction activity report and detail any discrepancies to HNB.

HNB will provide daily activity transaction reports utilizing the following categories:

Trades:	CUSIP/SEDOL Number
Principal amount
Net settlement amount
Income:	Interest
Dividends Cusip
Principal:	Principal paydown
Principal payups (excluding TIPS)
Maturity proceeds Cusip
Corporate Actions:	All corporate action activity affecting cost, cash, and units
Fund Transfers:	Movement of securities between trust accounts
Money Market:	Daily net money market transaction
Other DDA Transactions:	Other DDA transactions, such as movement of funds between the accounts, lockbox deposits and checks issued, will need to be considered when determining the balance available for short-term investment.

Fund and/or The Fund’s Service Provider will log all unresolved cash and security activity discrepancies on a daily basis.

If HNB and Fund and/or The Fund’s Service Provider do not agree on cash activity, every effort will be made to resolve the discrepancy same day (prior to money market deadlines). In cases where research will not be completed same day, HNB will post transactions to the individual trust account based on depository and internal records and will not be obligated to post client figures until research has demonstrated the posting is incorrect.

Both HNB and Fund and/or The Fund’s Service Provider will be responsible for researching the exceptions and following up to ensure timely resolution.

Once HNB and Fund and/or The Fund’s Service Provider have agreed on the daily activity and the list of any exceptions, HNB will sweep residual cash to the money market investment unless otherwise indicated.

Control Reporting

HNB and Fund and/or The Fund’s Service Provider will generate a daily Master Outage Summary Report spreadsheet to report cash activity outages.

HNB and Fund and/or The Fund’s Service Provider are jointly responsible for timely research and resolution of activity discrepancies.

The Master Outage Summary Report will detail the following categories:

•	Fund name and number
•	Outage date
•	Transaction type
•	Dollar amount
•	Custodian dollar amount
•	Cusip/SEDOL number
•	Asset description
•	Net difference
•	Status comments

The Fund and/or The Fund’s Service Provider and HNB will monitor the confirmed reconciliation report and ensure timely resolution of outages. Outages outstanding over thirty days will require Senior. management intervention to ensure contractual compliance.

Lines of Communication

Short Term Operating Cash

All transfers to and from the DDA(s) will be run in the Fund Custody Account. All disbursements will be made from the Fund Custody Account.

Per the daily activity reconciliation process, the HNB administrator and the Fund and/or The Fund’s Service Provider representative will agree on the preliminary available cash by 11:00 a.m.

Corporate Actions

HNB and Fund will post all corporate actions utilizing the posting policies as listed below:

Stock Splits: HNB follows industry standard practice by paying on Ex-Date. On splits (stock dividends which are greater than 10%) the Ex-Date is usually the first business day after the payable date. This protects the value of the client’s shares up through the payable date. On the Ex-Date the share value is reduced in the market place by the amount of the split. However at that same time, the shareholder should receive his/her split shares. This keeps the shareholder’s investment valuation the same as prior to the split, barring any other market fluctuations. By paying a split on the Ex-Date, this allows for the fact that an asset can be sold (trade date) on the Payable Date and not be entitled to receive the split shares.

Stock Dividends: Stock Dividends are paid on the Payable Date. Stock Dividends (10% or less) do not usually have a late Ex-Date.

Spin–Off : Spin–Offs are paid on the Ex-Date.

Reverse Splits: Reverse Splits are paid when HNB receives credit for the split, which is usually, but not always, on the Ex-Date.

Mergers: Mergers are adjusted to accounts when HNB receives credit for the merger, or in the case of a certificate, when HNB receives the new certificate from the transfer agent.

Tender Offers: Tender Offers are adjusted to accounts when HNB receives credit. As with the case of a Merger, the Effective Date is usually meaningless as a Tender Offer often times is extended. Some Tender Offers are also “pro-rated” meaning that not all of the tendered shares will be accepted, only a portion of those shares.

Optional Dividends: Optional Dividends are paid on the date that HNB receives credit from the paying agent.

Full and Partial Calls: Calls are also paid on the date HNB receives payment from the paying agent.

Class Actions: Class Actions can take years to be finalized by the court system. As such, credit to eligible accounts is not paid until HNB has actually received the proceeds from the courts.

HNB will generate a courtesy copy of all corporate voluntary action notifications requiring a response by a stated deadline to Fund’s Investment Managers. Notification will be by e-mail with receipt-reply verification.

The Fund’s Investment Managers will send a response via e-mail with receipt-reply verification to HNB as currently listed:

No response from the Fund’s Investment Managers will mean that no action will be taken by HNB, and any stated default actions will automatically occur.

If necessary, HNB will send via email a copy of all voluntary corporate action responses that affect holdings and/or cash flows to The Fund’s Service Provide.

Class Action Lawsuits

HNB will notify The Fund’s Service Provider when they have filed on the Fund’s behalf for Class Action lawsuits.

Daily Pricing

Equity securities will be priced daily by HNB subject to the available daily rates provided by IDSI (Muller).

Asset Accounting Position Reconciliation

Reconciliation Process

Fund and/or The Fund’s Service Provider will be responsible for reconciling positions on, minimally, a weekly basis.

In this process Fund and/or The Fund’s Service Provider will identify, log, and research all asset outages between the Fund and HNB by individual trust account. Should additional research be needed they will fax outstanding issues log to HNB complete with comments by noon to ensure a reply by HNB by 11:00 am the following day.

HNB will review, log, and research all asset outages between HNB and Fund by individual fund. HNB will fax their status comments on the issues log to the Fund and/or The Fund’s Service Provider on a daily basis by 11:00 a.m.

Fund and/or The Fund’s Service Provider will track and monitor all outstanding asset outages on an ongoing summary report.

The summary report will include the following:

•	Fund name and number
•	Outage date
•	Retirement system units
•	Custodian units
•	Cusip/SEDOL number
•	Asset description
•	Share difference
•	Status comments

HNB and Fund and/or The Fund’s Service Provider are jointly responsible for timely research and resolution of position discrepancies.

Bloomberg will be considered the benchmark for resolving pay down issues.

On a per asset basis, a difference of one dollar or less will not be viewed as material.

Trade Processing

The Fund will send to both HNB and The Fund’s Service Provider a listing of all Portfolio Managers, both internal and external, authorized by the Fund to execute trades on its behalf. This list will be updated for the termination of a Manager, or for the addition of a Manager prior to the effective date of the Manager change.

In addition, the Fund will send to HNB and The Fund’s Service Provider a list of all persons approved by the Fund to authorize the purchase or sale of investments. This list will be updated when there is any change in authorization.

Trade Execution

Trade Date

Fund Portfolio Managers write-up a trade ticket and give to their brokers who, in turn, execute the trade.

No Later Than Trade Date + 1

When assets are DTC eligible, Fund Portfolio Managers affirm trades confirmed by their chosen brokers through the DTC ID System. The Fund’s Service Provider downloads affirmed trades automatically into their accounting system by specific fund.

Portfolio Managers who do not affirm trades will forward copies of trade tickets to the Fund and/or The Fund’s Service Provider who will manually verify trades against DTC Confirmations entered by the brokers. Upon trade verification the Fund and/or The Fund’s Service Provider will instruct HNB to affirm the DTC ID Confirm using electronic file from advisors, designated by Fund.

In this latter case, if a trade discrepancy is found, the Fund and/or The Fund’s Service Provider will contact the trader to get a corrected trade ticket or await a cancel and rebill.

A report from the Fund and/or The Fund’s Service Provider accounting system is compared to the DTC affirmed trade listing or the trade tickets by 9:00 a.m. to ensure data accuracy.

An authorized person for the Fund will send HNB a listing of all approved transactions via e-mail. The e-mail will contain the following language: “The attached listing contains transactions authorized by the ‘Fund’.” Any necessary files will be attached. HNB will provide an electronic receipt of the transmission. HNB will also provide a method of storing these communications for not less than seven years.

Trade Communication:

This represents current NYSE operating procedure.

HNB and Fund will adhere to NYSE Rule 387, which states in part that “That client or its agent shall utilize the facilities of securities depository for confirmation, acknowledgment, and book entry settlement of all depository eligible transactions.”

•	All eligible trades that are affirmed by the industry deadlines will automatically load into the Custodial Bank's system and settle through the appropriate depository as required by NYSE Rule 387.
•	NYSE Rule 387 dictates that custodial Banks not accept physical delivery of depository eligible issues presented by member brokers.
•	When a clearing broker/agent is used to settle a trade, all brokers must ensure that a trade confirmation is coded to indicate the originating broker.

The Fund will work with its investment managers to have all transactions placed through member brokers on the DTC confirmation system (or other industry-accepted confirmation methods) by no later than the industry standard of noon on trade date plus one (T+1). Additionally, the Fund will facilitate the affirmation of depository eligible and non-eligible transactions by no later than noon on the later of settlement minus one (S-1) or trade date plus two (T+2). The Fund will notify HNB of all T+1 transactions as soon as possible after trade notification is received from the investment manager. HNB will not be responsible for compensation interest due if notification is received after noon on S-1.

HNB will accept DTC affirmed confirmation as authorized instruction to settle trades. HNB will accept electronic or hard copy resolutions from the Fund for non-standard trade settlement.

Non-standard settlements, i.e. exceptions to the use of the DTC ID system, include, but are not limited to:

•	Global (non US denominated) Securities
•	Same day cash trading, e.g. commercial paper
•	Real estate/venture capital
•	Trades not affirmed on the DTC confirmation system
•	Physical trade settlement
•	Financial Futures
•	Call Options
•	Commingled portfolios

All pre-settlement trade communication will be between the Fund and HNB. HNB will be authorized to receive and act on trade instructions directly from the Fund.

Trade Settlement:

HNB will ensure all domestic trades settle within industry-accepted standards (contractual basis). However, the following trades will settle delivery versus payment:

•	Real estate/venture capital
•	Certain international trade settlement
•	Trades in open-ended mutual funds
•	Non standard depository settlement, e.g. late commercial paper settlement
•	In-kind trades
•	Securities Lending transactions (if applicable)

HNB will maintain a report detailing all failing trades and be responsible for providing the failed trade information to the Fund or The Fund’s Service Provider by noon on the first business day after the fail. Any trade failing for over thirty days will be considered an exception and require the Fund’s intervention. HNB will report weekly the following summary information for failed trades:

•	Account number
•	Account name
•	Trade date
•	Settlement date
•	CUSIP/SEDOL number
•	Asset description
•	Shares/Par Value
•	Dollar amount
•	Delivering broker
•	Status comment

Daily Procedures

Purchases and Sales

HNB will rely on the Fund to provide purchase and sale instructions via a hard copy trade resolution. The trade resolution must indicate the following information:

Bank account number
Asset name
Units affected
Trade settlement date
Wiring instructions
Capital Income & Realized Gain/Loss

After HNB and the Fund complete the daily cash balancing process, HNB will process the wire transfer through the HNB trust wire account into the appropriate advisor account. HNB will report problems receiving or delivering settlement wires to the Fund and/or The Fund’s Service Provider.

Structural Changes

The Fund will notify HNB and The Fund’s Service Provider in the event of any structural changes. Examples of structural changes are:

•	Addition/Termination of a portfolio manager or bank account
•	Change in accounting method
•	Addition/Termination of an investment instrument

The Fund must notify HNB and The Fund’s Service Provider of the structural changes planned at least three business days prior to the effective date via letter, memo or electronic notification.

The notification must contain all pertinent information such as effective date, portfolio managers and bank accounts involved, and a contact name for questions.

HNB will notify The Fund’s Service Provider of new account numbers prior to initial activity.

Daily Cash Flow Transactions (Other Than Trades)

The Fund’s Service Provider will receive notification of any transactions not related to trades. Examples of these types of transactions are:

•	Sweep Transfer Letters
•	Accrued Sweep Interest
•	Manager/Bank Fees

Securities Lending Income

HNB will be responsible for notifying the Fund and The Fund’s Service Provider of any securities lending income that is posted to their account as part of the Activity Reconciliation Process described earlier.

Reporting to The Fund’s Service Provider

HNB will provide The Fund’s Service Provider custodial information on a daily basis that includes position and transaction information both on a summary and detailed level.

Daily Position Report - Detail

The report details end of day positions by individual Fund investment portfolios and pertinent investment data. The Daily Position Report will include the following investment information.

Bank Field

Statement date

Bank trust account number

Bank short account name

Asset Name

Asset Cusip/SEDOL number

Security interest rate

Security maturity date

Security payment frequency

Security acquisition date

Shares / Par value

Original Cost

Book Value**

Purchase Accrued Interest

**Contains Trust Cash and Money Market investment values

Daily Position Report - Summary

The report summarizes end of day positions by individual Fund investment portfolios and pertinent investment data. The Daily Position Report will include the following investment information.

Bank Field
Statement date
Bank trust account number
Bank short account name
Shares / Par value
Original Cost
Book Value**

Purchase Accrued Interest

**Contains Trust Cash and Money Market investment values

Daily Transaction Report – Detail

The report details all investment-related transactions posting to the Fund investment funds. The Daily Transaction Report is sorted by each individual trust account and will have subtotals by transaction activity type.

The Daily Transaction Report will include the following investment transaction information.

Bank Field
Statement date
Bank trust account number
Bank short account name
Transaction type code
Transaction type name
Div/Int flag
Cusip/SEDOL number
Asset description
Shares/Par
Price
Settlement Amount Purchased
Accrued interest

Cost/Principal

Interest/Dividend Income

Gain/Loss

Bank Transaction Number

Daily Transaction Report – Summary

The report summarizes all investment-related transactions posting to the Fund investment funds. The Daily Transaction Report is sorted by each individual trust account and shows subtotals by transaction activity type.

The Daily Transaction Report will include the following investment transaction information:

Bank Field
Statement date
Bank trust account number
Bank short account name
Transaction type code
Transaction type name
Div/Int flag
Shares/Par
Settlement Amount Purchased
Accrued Interest
Cost/Principal
Interest/Dividend Income
Gain/Loss

Cash Transfers

The Fund will be responsible for initiating outbound wire transfers (wires, ACH, transfers between Fund DDA accounts) with HNB’s wire room. The Fund will be responsible for notifying HNB with the appropriate wire transfer amounts and transfers instructions on an authorized funds transfer request.